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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                       Contact: Donald J. Radkoski or
Aug. 5, 2003                                         Mary Cusick (614) 491-2225

        BOB EVANS FARMS ANNOUNCES JULY SAME-STORE SALES, UPDATED EARNINGS
         EXPECTATIONS AND A NINE PERCENT INCREASE IN QUARTERLY DIVIDEND

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (458 stores which were open for the full 12 months in both fiscal years 2002 and 2003) for the fiscal 2004 month of July (the five weeks ended July 25) decreased 0.2 percent from the same period a year ago. Average menu prices for the month were up approximately 2.6 percent.

         Restaurant same-store sales for the full first quarter of fiscal 2004 increased 1.0 percent from a year ago, which is at the low end of the range the company expected. In addition, profitability in the food products segment was affected by significantly higher raw material costs. As a result, the company now expects earnings per share on a diluted basis of approximately $0.55 for the first fiscal quarter, compared with $0.57 reported a year ago. Complete financial results for the quarter will be announced after the market close on Aug. 11, 2003.

         The Bob Evans Farms board of directors today declared a quarterly dividend of $0.12 per share on the corporation's outstanding common stock ($.01 par value). The new dividend rate represents a 9 percent increase from the company's previous quarterly rate of $0.11 per share. The dividend is payable Sept. 2, 2003, to stockholders of record at the close of business on Aug. 15, 2003.

         Bob Evans Farms, Inc. owns and operates 524 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.